                                      AMENDED AND RESTATED SERVICE PLAN AND AGREEMENT

                                                           with

                                            OppenheimerFunds Distributor, Inc.

                                                   For Class A Shares of

                                       Oppenheimer Main Street(R)Growth & Income Fund

This  Amended and Restated  SERVICE PLAN AND  AGREEMENT  (the  "Plan") is dated as of the 23rd day of April,  2002,  by and between  Oppenheimer  Main  Street(R)Growth  & Income  Fund  (the  "Fund")  and  OppenheimerFunds  Distributor,  Inc.  (the
"Distributor").

1.       The  Plan.  This  Plan is the  Fund's  written  service  plan  for its  Class A  Shares  described  in the  Fund's
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registration  statement as of the date this Plan takes effect,  contemplated by and to comply with Rule 2830 of the Conduct
Rules of the National  Association of Securities  Dealers,  Inc., pursuant to which the Fund will reimburse the Distributor for a portion of its costs  incurred in  connection  with the personal  service and  maintenance  of  shareholder  accounts
("Accounts")  that hold Class A Shares (the  "Shares") of the Fund.  The Fund may be deemed to be acting as  distributor of securities  of which it is the issuer,  pursuant to Rule 12b-1 under the  Investment  Company Act of 1940 (the "1940 Act"), according to the terms of this Plan.  The  Distributor  is authorized  under the Plan to pay  "Recipients,"  as hereinafter defined,  for rendering  services and for the maintenance of Accounts.  Such Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

2.       Definitions.  As used in this Plan, the following terms shall have the following meanings:
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(a)      "Recipient"  shall mean any  broker,  dealer,  bank or other  institution  which:  (i) has  rendered  services  in connection  with the personal  service and  maintenance of Accounts;  (ii) shall furnish the  Distributor (on behalf of the
Fund) with such information as the Distributor  shall  reasonably  request to answer such questions as may arise concerning such service;  and (iii) has been selected by the  Distributor  to receive  payments  under the Plan.  Notwithstanding  the foregoing,  a majority of the Fund's Board of Directors (the "Board") who are not  "interested  persons" (as defined in the
1940 Act) and who have no  direct  or  indirect  financial  interest  in the  operation  of this Plan or in any  agreements relating  to this Plan (the  "Independent  Directors")  may remove  any  broker,  dealer,  bank or other  institution  as a
Recipient, whereupon such entity's rights as a third-party beneficiary hereof shall terminate.

(b)      "Qualified  Holdings"  shall mean, as to any Recipient,  all Shares owned  beneficially  or of record by: (i) such
Recipient,  or (ii) such brokerage or other  customers,  or investment  advisory or other clients of such Recipient  and/or accounts as to which such  Recipient is a fiduciary  or  custodian  or  co-fiduciary  or  co-custodian  (collectively,  the
"Customers"),  but in no event  shall any such  Shares be deemed  owned by more than one  Recipient  for  purposes  of this
Plan. In the event that two entities would  otherwise  qualify as Recipients as to the same Shares,  the Recipient which is the dealer of record on the Fund's books shall be deemed the Recipient as to such Shares for purposes of this Plan.
3.       Payments.
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(a)  Under the  Plan,  the Fund will make  payments  to the  Distributor,  within  forty-five  (45) days of the end of each calendar  quarter,  in the amount of the lesser of: (i) 0.25% on an annual basis of the average during the calendar quarter of the  aggregate net asset value of the Shares,  computed as of the close of each business day, or (ii) the  Distributor's actual  expenses  under the Plan for that quarter of the type approved by the Board.  Notwithstanding  the  foregoing,  the
Fund  will not make  payments  to the  Distributor  in  excess  of the  amount  the  Distributor  pays to  Recipients.  The
Distributor  will use such fee received from the Fund in its entirety to reimburse  itself for payments to  Recipients  and for its other  expenditures  and costs of the type approved by the Board incurred in connection  with the personal  service and  maintenance  of Accounts  including,  but not limited to, the  services  described  in the  following  paragraph.  The
Distributor  may make Plan  payments to any  "affiliated  person" (as defined in the 1940 Act) of the  Distributor  if such affiliated person qualifies as a Recipient.

The services to be rendered by the Distributor  and Recipients in connection with the personal  service and the maintenance of Accounts may include,  but shall not be limited to, the following:  answering  routine  inquiries  from the  Recipient's customers  concerning the Fund,  providing such customers with information on their investment in Shares,  assisting in the establishment  and  maintenance of accounts or sub-accounts in the Fund,  making the Fund's  investment  plans and dividend payment  options  available,  and providing such other  information  and customer  liaison  services and the maintenance of
Accounts  as the  Distributor  or the Fund may  reasonably  request.  It may be  presumed  that a  Recipient  has  provided services  qualifying  for  compensation  under the Plan if it has  Qualified  Holdings  of Shares to entitle it to payments under  the  Plan.  In  the  event  that  either  the  Distributor  or  the  Board  should  have  reason  to  believe  that, notwithstanding  the  level of  Qualified  Holdings,  a  Recipient  may not be  rendering  appropriate  services,  then the
Distributor,  at the request of the Board,  shall require the Recipient to provide a written report or other information to verify that said Recipient is providing  appropriate  services in this regard.  If the Distributor  still is not satisfied, it may take appropriate  steps to terminate the Recipient's  status as such under the Plan,  whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

Payments  received by the Distributor from the Fund under the Plan will not be used to pay any interest  expense,  carrying charges or other  financial  costs, or allocation of overhead by the  Distributor,  or for any other purpose other than for the  payments  described  in this  Section 3. The amount  payable to the  Distributor  each  quarter will be reduced to the extent that  reimbursement  payments  otherwise  permissible  under the Plan have not been authorized by the Board for that quarter.  Any unreimbursed expenses incurred for any quarter by the Distributor may not be recovered in later periods.

The Distributor  shall make payments to any Recipient  quarterly,  within  forty-five (45) days of the end of each calendar quarter,  at a rate not to exceed 0.25% on an annual basis of the average during the calendar  quarter of the aggregate net asset value of the Shares  computed as of the close of each business day, of Qualified  Holdings owned  beneficially  or of record by the  Recipient  or by its  Customers.  However,  no such  payments  shall be made to any  Recipient  for any such quarter in which its Qualified  Holdings do not equal or exceed,  at the end of such quarter,  the minimum amount ("Minimum
Qualified Holdings"), if any, to be set from time to time by a majority of the Independent Directors.

Alternatively,  the  Distributor  may,  at its sole  option,  make the  following  service fee  payments  to any  Recipient quarterly,  within forty-five (45) days of the end of each calendar  quarter:  (A) "Advance Service Fee Payments" at a rate not to exceed 0.25% of the average during the calendar  quarter of the aggregate net asset value of Shares,  computed as of the close of business on the day such Shares are sold,  constituting Qualified Holdings,  sold by the Recipient during that quarter and owned  beneficially or of record by the Recipient or by its Customers,  plus (B) service fee payments at a rate not to exceed  0.25% on an annual  basis of the average  during the calendar  quarter of the  aggregate  net asset value of
Shares,  computed as of the close of each business day, constituting  Qualified Holdings owned beneficially or of record by the  Recipient or by its  Customers  for a period of more than one (1) year.  At the  Distributor's  sole  option,  Advance
Service Fee Payments may be made more often than quarterly,  and sooner than the end of the calendar quarter.  In the event
Shares are redeemed  less than one year after the date such Shares were sold,  the Recipient is obligated to and will repay the  Distributor  on demand a pro rata portion of such Advance  Service Fee  Payments,  based on the ratio of the time such
Shares were held to one (1) year.

A majority of the  Independent  Directors may at any time or from time to time increase or decrease and  thereafter  adjust the rate of fees to be paid to the  Distributor  or to any  Recipient,  but not to exceed the rate set forth above,  and/or increase or decrease  the number of shares  constituting  Minimum  Qualified  Holdings.  The  Distributor  shall notify all
Recipients  of the Minimum  Qualified  Holdings and the rate of payments  hereunder  applicable  to  Recipients,  and shall provide each  Recipient  with written  notice  within thirty (30) days after any change in these  provisions.  Inclusion of such provisions or a change in such provisions in a revised current prospectus shall constitute sufficient notice.

(c)      Under the Plan, payments may be made to Recipients:  (i) by OppenheimerFunds,  Inc. ("OFI") from its own resources
(which may include  profits  derived  from the  advisory  fee it receives  from the Fund),  or (ii) by the  Distributor  (a subsidiary of OFI), from its own resources.

4.       Selection and Nomination of Directors.  While this Plan is in effect,  the selection or replacement of Independent
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Directors  and the  nomination of those  persons to be Directors of the Fund who are not  "interested  persons" of the Fund shall be  committed  to the  discretion  of the  Independent  Directors.  Nothing  herein  shall  prevent  the  Independent
Directors from  soliciting the views or the  involvement of others in such selection or nomination if the final decision on any such selection and nomination is approved by a majority of the incumbent Independent Directors.

5.       Reports.  While this Plan is in effect,  the  Treasurer  of the Fund shall  provide at least  quarterly  a written
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report to the Fund's Board for its review,  detailing the amount of all payments  made pursuant to this Plan,  the identity of the  Recipient of each such payment,  and the purposes for which the payments were made.  The report shall state whether all  provisions of Section 3 of this Plan have been complied  with. The  Distributor  shall  annually  certify to the Board the amount of its total  expenses  incurred that year with respect to the personal  service and  maintenance of Accounts in conjunction with the Board's annual review of the continuation of the Plan.

6.       Related  Agreements.  Any  agreement  related to this Plan shall be in writing and shall  provide  that:  (i) such
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agreement  may be  terminated  at any time,  without  payment  of any  penalty,  by vote of a majority  of the  Independent
Directors  or by a vote of the  holders of a  "majority"  (as  defined in the 1940 Act) of the  Fund's  outstanding  voting securities  of the  Class,  on not more than sixty  days  written  notice to any other  party to the  agreement;  (ii) such agreement shall  automatically  terminate in the event of its  "assignment" (as defined in the 1940 Act); (iii) it shall go into effect when approved by a vote of the Board and its  Independent  Directors cast in person at a meeting called for the purpose of voting on such  agreement;  and (iv) it shall,  unless  terminated as herein  provided,  continue in effect from year to year only so long as such  continuance is specifically  approved at least annually by the Board and its Independent
Directors cast in person at a meeting called for the purpose of voting on such continuance.

7.       Effectiveness,  Continuation,  Termination and Amendment. This Plan has been approved by a vote of the Independent
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Directors  cast in person at a meeting called on April 23, 2002 for the purpose of voting on this Plan.  Unless  terminated as  hereinafter  provided,  it shall  continue  in  effect  until  renewed  by the  Board in  accordance  with the Rule and thereafter  from year to year  thereafter  or as the Board may  otherwise  determine  only so long as such  continuance  is specifically  approved at least annually by the Board and its  Independent  Directors by a vote cast in person at a meeting called for the  purpose of voting on such  continuance.  This Plan may be  terminated  at any time by vote of a majority of the  Independent  Directors  or by the vote of the  holders  of a  "majority"  (as  defined  in the 1940 Act) of the Fund's outstanding  voting  securities of Class A. This Plan may not be amended to increase  materially  the amount of payments to be made without approval of the Class A Shareholders,  in the manner  described above, and all material  amendments must be approved by a vote of the Board and of the Independent Directors.

Oppenheimer Main Street(R)Growth & Income Fund

By:      _____________________________
         Robert G. Zack
         Vice President and Secretary

OppenheimerFunds Distributor, Inc.

By:      _____________________________
         Katherine P. Feld
         Vice President